Item 7
 BlackRock Institutional Trust Company, National Association*
 BlackRock Investment Management (Australia) Limited
 BlackRock Asset Management North Asia Limited



*Entity beneficially owns 5% or greater of the outstanding shares of the security class being reported on this
Schedule 13G.